Exhibit 99-1

electroCore, Inc. Announces Third Quarter Financial Results

BASKING RIDGE, NJ, November 13, 2018 – electroCore, Inc. (“electroCore”) (Nasdaq: ECOR), a commercial-stage bioelectronic medicine company, today reported financial results for the three months and nine months ended September 30, 2018.

Third Quarter 2018 and Recent Highlights

•	Generated 4,516 gammaCore® prescriptions in the third quarter of 2018, with over 11,000 prescriptions written as of October 31, 2018
•	Nearly 1,500 unique prescribing physicians through the third quarter of 2018, an increase of 48% from the second quarter
•	Launched reloadable and rechargeable gammaCore Sapphire across the U.S. market
•	Submitted 510(k) application to the FDA for the prevention of cluster headache
•	Commercial payer coverage for 35 million lives beginning in the first quarter of 2019
•	National Institute of Health and Care Excellence (NICE) publication advising gammaCore for the treatment of cluster headache in the U.K.

“We are pleased with our performance in the third quarter and are encouraged by the positive prescription trends we are generating while we progress forward several clinical and strategic initiatives,” said Frank Amato, Chief Executive Officer. “With continuing discussions and negotiations for payer coverage for an additional 90 million lives, and our increasing base of prescribing physicians, we are well positioned for gammaCore to be an early option for patients suffering from migraine and episodic cluster headaches.”

Third Quarter Financial Results

electroCore recognized $150,972 in net sales for the three months ended September 30, 2018.  The decrease in net sales of $132,267 versus the third quarter of 2017 contrasts with the significant increase in prescriptions during the same period as a result of a vast majority of prescriptions being dispensed under our patient voucher and copay assistance programs, as the Company continues negotiations with commercial payers for formulary coverage of gammaCore. The Company expects this trend to be temporary, as increased numbers of patients are expected to obtain commercial prescription coverage for gammaCore starting in January 2019.  The Company dispensed approximately $1.7 million in product sales value to patients through the patient voucher program.

Gross profit for the third quarter of 2018 was $53,905, down from $154,921 in the same period of the prior year.

Total operating expenses for the third quarter of 2018 were $13.6 million, an increase of $7.5 million compared to the same period in 2017. The increase in operating expenses was driven primarily by costs related to expansion of the company’s sales and marketing functions.

Operating loss in the third quarter of 2018 was $13.2 million, as compared to an operating loss of $12.4 million in the third quarter of 2017.

Cash, cash equivalents, and short-term investments were approximately $80.5 million as of September 30, 2018.

Webcast and Conference Call Information

electroCore’s management team will host a conference call today beginning at 4:30 p.m. ET. Investors interested in listening to the conference call may do so by dialing (877) 371-5740 for domestic callers or (629) 228-0724 for international callers, using Conference ID: 5067968. A live and archived webcast of the event will be available on the “Investors” section of the Company’s website at: www.electrocore.com.

About electroCore, Inc.

electroCore, Inc. is a commercial-stage bioelectronic medicine company dedicated to improving patient outcomes through its platform non-invasive vagus nerve stimulation therapy initially focused on the treatment of multiple conditions in neurology and rheumatology. The Company’s initial targets are the acute treatment of migraine and episodic cluster headache.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements about electroCore's business prospects and product development plans, its pipeline or potential markets for its technologies, and other statements that are not historical in nature, particularly those that utilize terminology such as "anticipates," "will," "expects," "believes," "intends," other words of similar meaning, derivations of such words and the use of future dates. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue electroCore’s business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize gammaCore™, the willingness and degree of third-party payors to provide adequate coverage and reimbursement for the use of gammaCore, competition in the industry in which electroCore operates, overall market conditions, and continuing positive trends in prescriptions and user demand for our therapy.  Any forward-looking statements are made as of the date of this press release, and electroCore assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.  Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents electroCore files with the SEC available at www.sec.gov.

Contacts

Investors:

Greg Chodaczek or Lynn Lewis

Gilmartin Group

investors@electrocore.com

(646) 924-1769

or

Media:

Alexandra Canale

GCI Health

(617) 921-9353

alexandra.canale@gcihealth.com

electroCore, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Net sales	$151	$283	$625	$577
Cost of goods sold	97	128	387	240
Gross profit	54	155	238	337
Research and development	2,333	1,882	9,007	6,380
Selling, general and administrative	11,273	4,260	30,104	12,117
Total operating expense	13,606	6,142	39,111	18,497
Operating loss	(13,551)	(5,987)	(38,873)	(18,160)

Other income (expense):
Loss on extinguishment of debt	-	3,869		3,869
Interest expense	-	1,822	-	6,296
Other (income)/expense, net	(348)	683	1,556	1,968
Non-controlling interest	-	-	55	-
Total other (income)/expense	(348)	6,374	1,611	12,133

Net loss	$(13,203)	$(12,361)	$(40,484)	$(30,293)

Net loss attributable to electroCore, LLC subsidiaries and affiliate	-	(12,361)	(21,118)	(30,293)

Net loss attributable to electroCore, Inc. subsidiaries and affiliate	(13,203)	-	(19,366)	-

Net loss per common share - Basic and diluted	$(0.45)	$-	$(0.66)	$-

Weighted average common and potential shares outstanding	29,262	-	29,262	-

electroCore, Inc.

Condensed Consolidated Balance Sheet Information

(Unaudited)

(in thousands)

	September 30,	December 31,
Assets	2018	2017
Current assets:
Cash, cash equivalents and investment securities	$80,511	$37,175
other assets	4,913	2,058
Total assets	$85,424	$39,233

Liabilities, Convertible Preferred Units and Stockholders and Members’ Equity/(Deficit)
Liabilities	$5,029	$6,427
Convertible preferred units	-	122,274
Stockholders'/members’ equity/(deficit) to electroCore Inc. subsidiaries and affiliate	79,759	(90,072)
Noncontrolling interest	636	604
Total stockholders' equity/members’ (deficit)	80,395	32,806
Total liabilities, convertible preferred units and stockholders' equity/members' equity	$85,424	$39,233